EXHIBIT 99



MLX Corp.

NEWS RELEASE

                                                     1000 Center Place
                                              Norcross, Georgia  30093
                                              Telephone (404) 798-0677
                                              Facsimile (404) 798-0633

                                          CONTACT:  Thomas C. Waggoner
                              Vice President & Chief Financial Officer
                                              Telephone (404) 798-0677


FOR IMMEDIATE RELEASE:  MONDAY, APRIL 10, 1995

             MLX CORP. ANNOUNCES PROPOSED SALE OF WELLMAN
                         OPERATING SUBSIDIARY

(Norcross, Georgia) April 10, 1995... MLX Corp. (NASDAQ National Market, "MLXR") today announced that it has signed a definitive agreement for the sale of its S.K. Wellman subsidiary to The Hawk Group of Companies, Inc. of Cleveland, Ohio. The purchase price under the agreement for Wellman is $60 million in cash. Consummation of the transaction is contingent upon majority approval of the shareholders of MLX and other customary conditions. The Board of Directors of MLX unanimously recommends that shareholders approve the sale. The directors and certain major shareholders, representing approximately 39% of shares outstanding, have agreed to vote their shares for the transaction.

It is currently anticipated that a shareholders meeting will be held in mid-June and that, if approved, the transaction will be closed by June 30, 1995. A proxy statement containing additional information regarding this transaction and the Company's plan to enhance shareholder vaLues after the closing will be delivered to shareholders prior to the meeting.

In commenting on the proposed sale, Brian Esher, Chief Executive Officer of MLX Corp., stated "Despite strong operating results since our restructuring and recapitalization in 1992, S.K. Wellman has not provided MLX with a platform for bringing in other related businesses at attrctive valuations to consoliate into MLX. As a result, we have concluded that the sale of S.K. Wellman to Hawk represents an attractive alternative permitting Wellman to achieve its critical mass goals as part of the Hawk Group of Companies while bringing additional value to MLX shareholders."

Esher went on to state, "The sale of Wellman for $60 million would yield approximately $35 million in cash after payment of exsiting debts, the redemption of our Series A Preferred Stock and the payment of certain state tax obligations which would be due upon the sale. With a substantial cash balance and no debt, MLX should be in a better position to capitalize on opportunities to increase shareholder value."

"Looking ahead, we have developed a variety of options available to our Company. These will be addressed in the Proxy Statement for our 1995 annual meeting of shareholders. In addition, we will consider, from time to time, buying in shares of MLX common stock if such an option would bring increased value to our shareholders."

Esher finished by saying, "On a final note, I am excited about this proposed transaction and about the future options for your Company. We continue to focus on bringing enhanced value to our shareholders."

MLX Corp. is based in Norcross, Georgia and its common shares are traded in the NASDAQ National Market under the trading symbol "MLXR". MLX Corp. has 2,539,550 issued and outstanding shares of common stock and 282,567 exercisable stock options.